Exhibit 10.1

AMETEK, INC.
_______________________________

NOTE PURCHASE AGREEMENT
_______________________________
Dated as of September 17, 2010
£80,000,000 4.68% Series H Senior Notes due September 17, 2020

1. THE NOT	ES	1
2.	SALE AND PURCHASE OF NOTES		1
3.	CLOSING		1
	3.1.	Closing	1
	3.2.	Failure of the Company to Deliver; Failure to Satisfy Closing Conditions	2
4.	CONDITIONS TO CLOSING		2
	4.1.	Representations and Warranties	2
	4.2.	Performance; No Default	2
	4.3.	Compliance Certificates	2
	4.4.	Opinions of Counsel	3
	4.5.	Purchase Permitted By Applicable Law, etc	3
	4.6.	Sale of Other Notes	3
	4.7.	Payment of Special Counsel Fees	3
	4.8.	Private Placement Number	3
	4.9.	Changes in Corporate Structure	3
	4.10.	Funding Instructions	4
	4.11.	Proceedings and Documents	4
5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		4
	5.1.	Organization; Power and Authority	4
	5.2.	Authorization, etc	4
	5.3.	Disclosure	4
	5.4.	Organization and Ownership of Shares of Subsidiaries	5
	5.5.	Financial Statements, etc	6
	5.6.	Compliance with Laws, Other Instruments, etc	6
	5.7.	Governmental Authorizations, etc	6
	5.8.	Litigation; Observance of Agreements, Statutes and Orders	6
	5.9.	Taxes	7
	5.10.	Title to Property; Leases	7
	5.11.	Licenses, Permits, etc	7
	5.12.	Compliance with ERISA	8
	5.13.	Private Offering by the Company	9
	5.14.	Use of Proceeds; Margin Regulations	9
	5.15.	Existing Indebtedness; Future Liens, etc	9
	5.16.	Foreign Assets Control Regulations, etc	10
	5.17.	Status under Certain Statutes	10
	5.18.	Environmental Matters	11
	5.19.	Ranking	11
6.	REPRESENTATIONS OF THE PURCHASER		11
	6.1.	Purchase for Investment	11
	6.2.	Source of Funds	12
7.	INFORMATION AS TO COMPANY		13
	7.1.	Financial and Business Information	13
	7.2.	Officer’s Certificate	16
	7.3.	Inspection	17
8.	PREPAYMENT OF THE NOTES		17
	8.1.	Optional Prepayments with Make-Whole Amount	18
	8.2.	Notice of Prepayment; Make-Whole Computation	18
	8.3.	Allocation of Partial Prepayments	18
	8.4.	Maturity; Surrender; etc	18
	8.5.	Purchase of Notes	19
	8.6.	Make-Whole Amount	19
	8.7.	Prepayment in Connection with a Change of Control	25
	8.8.	Prepayment in Connection with the Disposition of Certain Assets	26
9.	AFFIRMATIVE COVENANTS		27
	9.1.	Compliance with Laws	27
	9.2.	Insurance	27
	9.3.	Maintenance of Properties; Books and Records	27
	9.4.	Payment of Taxes	28
	9.5.	Corporate Existence, etc	28
	9.6.	Ranking	28
10.	NEGATIVE COVENANTS		28
	10.1.	Certain Financial Conditions	28
	10.2.	Liens	29
	10.3.	Disposition of Assets	31
	10.4.	Merger, Consolidation, etc	32
	10.5.	Transactions with Affiliates	33
	10.6.	Terrorism Sanctions Regulations	33
11.	EVENTS OF DEFAULT		33
12.	REMEDIES ON DEFAULT, ETC		35
	12.1.	Acceleration	35
	12.2.	Other Remedies	36
	12.3.	Rescission	36
	12.4.	No Waivers or Election of Remedies, Expenses, etc	36
13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES		37
	13.1.	Registration of Notes	37
	13.2.	Transfer and Exchange of Notes	37
	13.3.	Replacement of Notes	37
14.	PAYMENTS ON NOTES		38
	14.1.	Place of Payment	38
	14.2.	Home Office Payment	38
15.	EXPENSES, ETC		39
	15.1.	Transaction Expenses	39
	15.2.	Survival	39
16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT			39
17.	AMENDMENT AND WAIVER		40
	17.1.	Requirements	40
	17.2.	Solicitation of Holders of Notes	40
	17.3.	Binding Effect, etc	40
	17.4.	Notes Held by Company, etc	41
18.	NOTICES		41
19.	REPRODUCTION OF DOCUMENTS		41
20.	CONFIDENTIAL INFORMATION		42
21.	SUBSTITUTION OF PURCHASER		43
22.	MISCELLANEOUS		43
	22.1.	Successors and Assigns	43
	22.2.	Construction	43
	22.3.	Jurisdiction and Process	43
	22.4.	Payments Due on Non-Business Days	45
	22.5.	Severability	45
	22.6.	Accounting Terms	45
	22.7.	Obligation to Make Payment in Sterling	45
	22.8.	Change of Currency	46
	22.9.	Counterparts	47
	22.10.	Governing Law	47

Schedules and Exhibits

Schedule A	—	Information as to Purchasers
Schedule B	—	Defined Terms
Schedule 5.4	—	Subsidiaries of the Company, Ownership of Subsidiary Stock, etc.
Schedule 5.5	—	Financial Statements
Schedule 5.15	—	Existing Indebtedness
Schedule 5.18	—	Environmental Matters
Schedule 8.6	—	Initial Swap Agreements
Exhibit 1	—	Form of 4.68% Series H Senior Notes due September 17, 2020

AMETEK, INC.
37 North Valley Road, Building 4
Paoli, Pennsylvania 19301-0801

£80,000,000 4.68% Series H Senior Notes Due September 17, 2020

As of September 17, 2010

To each of the Purchasers

listed in Schedule A hereto:

Ladies and Gentlemen:

AMETEK, INC., a Delaware corporation (together with its permitted successors and assigns hereunder, the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

1.	THE NOTES.

The Company will authorize the issue and sale of £80,000,000 aggregate principal amount of its 4.68% Series H Senior Notes due September 17, 2020 (including any amendments, restatements or modifications from time to time thereof and all notes delivered in substitution or exchange for any such note pursuant to this Agreement, the “Notes”). The Notes shall be substantially in the form set out in Exhibit 1. Certain capitalized and other terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit”, unless otherwise specified, refer to a Schedule or an Exhibit attached to this Agreement.

2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified below such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

3.	CLOSING.

3.1. Closing.

The sale and purchase of the Notes shall occur at a closing (the “Closing”) on September 17, 2010 or on such later Business Day on or before September 22, 2010 as may be agreed upon by the Company and the Purchasers (the date of the Closing being referred to herein as the “Closing Date”) at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022 at 10:00 a.m., local time. At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser at the Closing in the form of a single Note (or such greater number of Notes in denominations of at least £500,000 as such Purchaser may request), dated the Closing Date and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company as set forth in the funding instructions required by Section 4.10.

3.2. Failure of the Company to Deliver; Failure to Satisfy Closing Conditions.

If at the Closing the Company shall fail to tender the Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s reasonable satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser on the Closing Date is subject to the fulfillment to such Purchaser’s reasonable satisfaction, prior to or on the Closing Date, of the following conditions:

4.1. Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct on the Closing Date after giving effect to the transactions contemplated by this Agreement.

4.2. Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or on the Closing Date and, after giving effect to the issue and sale of the Notes to be issued on the Closing Date (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Prior to the Closing Date, neither the Company nor any Subsidiary shall have entered into any transaction since December 31, 2009 that would have been prohibited by Sections 10.3, 10.4, 10.5 or 10.6 had such Sections applied since such date.

4.3. Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the Closing Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement and the Notes to be issued on the Closing Date.

4.4. Opinions of Counsel.

Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the Closing Date (a) from Robert S. Feit, Senior Vice President and General Counsel for the Company, covering such matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to such Purchaser), and (b) from Bingham McCutchen LLP, the Purchasers’ special counsel in connection with such transactions, covering such matters incident to such transactions as such Purchaser may reasonably request.

4.5. Purchase Permitted By Applicable Law, etc.

On the Closing Date, such Purchaser’s purchase of the Notes to be issued to such Purchaser on the Closing Date shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.6. Sale of Other Notes.

Contemporaneously with the Closing, the Company shall sell to each other Purchaser, and each such other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

4.7. Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing Date the reasonable fees, charges and disbursements of the applicable Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing Date.

4.8. Private Placement Number.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

4.9. Changes in Corporate Structure.

The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity (whether or not the transaction would be permitted by Section 10.4) at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10. Funding Instructions.

At least three Business Days prior to the Closing Date, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company setting for the instructions for the delivery of the purchase price with respect to the Notes to be purchased by such Purchaser, including (a) the name and address of the transferee bank, (b) such transferee bank’s SWIFT number and (c) the account name and number into which the purchase price for the Notes is to be deposited.

4.11. Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be to the reasonable satisfaction of such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser on the date hereof and on the Closing Date that:

5.1. Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform its obligations hereunder and thereunder.

5.2. Authorization, etc.

This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3. Disclosure.

This Agreement, the documents, certificates or other writings provided directly to the Purchasers in connection with the transactions contemplated hereby, as of their respective dates, and the financial statements listed in Schedule 5.5, taken as a whole (this Agreement, such documents, certificates or other writings and such financial statements being referred to, collectively, as the “Disclosure Documents”), do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents. Except as disclosed in the Disclosure Documents or in the financial statements listed in Schedule 5.5, since December 31, 2009 there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect (it being understood for the purposes of this Section 5.3 that any event or condition which shall cause the Company to be unable to satisfy the covenants described in Section 10.1 for any period after December 31, 2009 on a pro forma basis shall be deemed to have a Material Adverse Effect).

5.4. Organization and Ownership of Shares of Subsidiaries.

Schedule 5.4 contains complete and correct lists, as of the date hereof, of the Company’s (i) Subsidiaries, showing, as to each such Subsidiary, the correct name thereof, the jurisdiction of its organization and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) Affiliates, other than Subsidiaries, and (iii) directors and senior officers.

(a) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries, and all such stock or equity interests of Subsidiaries acquired thereafter, have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien.

(b) Each Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(c) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5. Financial Statements, etc.

The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed in Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

Neither the Company nor any Subsidiary had any material liabilities of a type required to be disclosed in financial statements (or notes thereto) prepared in accordance with GAAP, including material obligations under Guaranties, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments in respect of derivatives, that are not reflected in the financial statements listed in Schedule 5.5 or otherwise disclosed in the Disclosure Documents.

5.6. Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.7. Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required to be obtained by the Company or any Subsidiary in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

5.8. Litigation; Observance of Agreements, Statutes and Orders.

(a) Except as is disclosed in the Company’s Form 10-K for its fiscal year ending December 31, 2009 or any Form 10-Q filed by the Company subsequent thereto, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9. Taxes.

The Company and its Subsidiaries have filed all federal and state income tax returns and all other Material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate in the good faith judgment of the Company’s management. The federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended December 31, 2007.

5.10. Title to Property; Leases.

The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases under which the Company or any Subsidiary is a lessee that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11. Licenses, Permits, etc.

Except as to matters that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect,

(a) the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that are individually or in the aggregate Material, without known conflict with the rights of others,

(b) to the knowledge of the Company, no product of the Company or any Subsidiary infringes any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, and

(c) to the knowledge of the Company, there is no violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.12. Compliance with ERISA.

(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 430 or 436 of the Code, other than such liabilities or Liens as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of December 31, 2009 (which is the date of the Plan’s most recently ended plan year for which such information is available) on the basis of the actuarial assumptions specified for funding purposes in such Plan’s 2006 actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with FASB ASC 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries could not reasonably be expected to have a Material Adverse Effect.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes at the Closing hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser at the Closing.

5.13. Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.14. Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes to refinance existing Indebtedness of the Company and its Subsidiaries and for general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, and no part of the proceeds of such Indebtedness was used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15. Existing Indebtedness; Future Liens, etc.

Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of June 30, 2010 (and including each guarantor thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries, except (a) as a result of the issuance and sale of the Notes hereunder and application of the proceeds of such sale in accordance with Section 5.14, and (b) as otherwise specifically set forth in Schedule 5.15. Neither the Company nor any Subsidiary is in default in, and no waiver of default is currently in effect in respect of, the payment of any principal or interest on any Indebtedness and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with the giving of notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.2.

5.16. Foreign Assets Control Regulations, etc.

(a) Absence of Foreign or Enemy Status. Neither the Company nor any Subsidiary is an “enemy” or an “ally of the enemy” within the meaning of section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither the Company nor any Subsidiary is in violation of, none of the holders of Notes solely as a result of purchasing, holding, receiving any payment or exercising any rights in respect of, any Note, will be in violation of, and neither the issuance and sale of the Notes by the Company nor its use of the proceeds thereof as contemplated by this Agreement will violate, (i) the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, or any of the foreign assets control regulations of the United States Department of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) the Cuban Liberty and Democratic Solidarity (LIBERTAD) Act of 1996 (Pub.L. 104-114, 110 Stat. 785 (1996)), as amended, or (iii) the USA Patriot Act.

(b) Blocked Persons List and Anti-Terrorism Order. Neither the Company nor any Subsidiary (i) is a Person designated as a “Specially Designated National” or “Blocked Person” in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury or so designated in Section 1 of United States Executive Order 13,224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 U.S. Fed. Reg. 49079 (2001), as amended (the “Anti-Terrorism Order”), or (ii) has any investments in, or knowingly engages in any dealings or transactions with, any Identified Person where such investments, dealings or transactions would cause the purchase, holding, or receipt of any payment or exercise of any rights in respect of, any Note by the holder thereof to be in violation of any of the laws or regulations identified in clause (a) or (b) of this Section 5.16.

(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.17. Status under Certain Statutes.

Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

5.18. Environmental Matters.

Except as is disclosed in the Company’s Form 10-K for its fiscal year ending December 31, 2009 or any Form 10-Q filed by the Company subsequent thereto (the relevant portions of which are attached as Schedule 5.18), neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any Subsidiary or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to each Purchaser in writing, and except as to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect,

(a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use,

(b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws, and

(c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws.

5.19. Ranking.

All liabilities of the Company under the Notes will rank in right of payment either pari passu with or senior to all other unsecured, unsubordinated Indebtedness of the Company.

6.	REPRESENTATIONS OF THE PURCHASER.

6.1. Purchase for Investment.

(a) Each Purchaser severally represents that it is purchasing the Notes to be purchased by it for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

(b) Each Purchaser severally represents that it has had the opportunity to ask questions of the officers and directors of the Company and to obtain (and that it has received to its satisfaction) such information about the business and financial condition of the Company as it has reasonably requested.

(c) Each Purchaser severally represents that it is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

6.2. Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by it hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of PTE 91-38 (issued July 12, 1991) and, except as disclosed by such Purchaser to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this paragraph (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.	INFORMATION AS TO COMPANY.

The Company covenants that so long as any of the Notes are outstanding or any Purchaser has an obligation to purchase Notes hereunder:

7.1. Financial and Business Information.

The Company shall deliver to each holder of Notes that is an Institutional Investor and, without duplication, each Purchaser:

(a) Quarterly Statements — within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the consolidated financial position of the Company and its Subsidiaries and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http//www.AMETEK.com) and shall have given each Purchaser notice of such availability on EDGAR and on its home page in connection with each delivery prior to such deadline (such availability and notice thereof being referred to as “Electronic Delivery”);

(b) Annual Statements — within 105 days or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

(A) an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

(B) a certificate of such accountants stating whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default (insofar as they relate to accounting and financial matters in Section 10), and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default (insofar as they relate to accounting and financial matters in Section 10) unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, together with the accountants’ certificate described in clause (B) above (the “Accountants’ Certificate”), shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof, in which event the Company shall separately deliver, concurrently with such Electronic Delivery, the Accountants’ Certificate;

(c) SEC and Other Reports — promptly upon their becoming publicly available, one copy of (i) each financial statement, report, notice or proxy statement sent by or to the Company or any Subsidiary to or by its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material, provided, that, the Company shall be deemed to have made such delivery of the documents referred to in clause (ii) if it shall have timely made Electronic Delivery thereof.

(d) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware (i) of the existence of any Default or Event of Default, (ii) that any Person has given any notice with respect to a claimed default hereunder or (iii) that any Person has given any notice with respect to a claimed default of the type referred to in Section 11(g), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) ERISA Matters — promptly, and in any event within ten days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f) Governmental Filings — promptly, and in any event within thirty days after a Responsible Officer becoming aware of the institution of any proceeding or filing against the Company or any Subsidiary with respect to, or the receipt of notice by the Company or any Subsidiary of potential liability or responsibility for violation or alleged violation of any federal, state or local law, rule or regulation, the violation of which could reasonably be expected to have a Material Adverse Effect, a written notice setting forth the nature thereof and the action, if any, that the Company proposes to take with respect thereto; and

(g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any Subsidiary or relating to the ability of the Company to perform its obligations hereunder and under the Notes, in each case as from time to time may be reasonably requested by any such holder.

7.2. Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):

(a) Covenant Compliance — the information (including reasonably detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.1 to 10.3, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company or any Subsidiary shall have taken or proposes to take with respect thereto.

7.3. Inspection.

The Company shall permit the representatives of each holder of Notes and each Purchaser that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder or Purchaser and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and, with the consent of the Company (which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be reasonably requested.

8.	PREPAYMENT OF THE NOTES.

Interest on the Notes shall be payable at the rates and at the times set forth in the Notes. As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the stated maturity date thereof. In addition, the Company may make optional prepayments in respect of the Notes and under certain circumstances may be required to offer to prepay the Notes, all as hereinafter provided.

8.1. Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided in Section 8.2 and allocated as provided in Section 8.3, prepay at any time all, or from time to time any part of, the Notes (in a minimum principal amount, except for purposes of Section 10.3(d), of £3,000,000 and otherwise in multiples of £500,000 at the principal amount so prepaid, plus interest accrued thereon to the date of such prepayment, plus the Make-Whole Amount (if any), plus any Swap Reimbursement Amount (if any) applicable to each Note to be prepaid, minus any Net Gain (if any) applicable to each Note to be prepaid in accordance with Section 8.6(c)(ii), determined for the prepayment date with respect to such principal amount.

8.2. Notice of Prepayment; Make-Whole Computation.

The Company will call Notes for prepayment pursuant to Section 8.1 by giving written notice thereof to each holder of a Note, which notice shall be given not less than 30 nor more than 60 days prior to the date fixed for such prepayment (which shall be a Business Day) and shall specify the amount so to be prepaid and the date fixed for such prepayment. Each such notice of prepayment shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount (if any) due in connection with such prepayment for each Note held by such holder (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Notice of prepayment having been so given, the aggregate principal amount of the Notes as specified in such notice, together with interest accrued thereon to the date of such prepayment, plus an amount equal to the Make-Whole Amount (if any) for each such Note shall become due and payable on the specified prepayment date.

Two Business Days prior to the date fixed for any prepayment pursuant to Section 8.1, the Company will furnish to each holder of Notes a certificate signed by a Senior Financial Officer setting forth in reasonable detail the manner of calculation of the Make-Whole Amount as of the specified prepayment date for each Note held by such holder.

8.3. Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes pursuant to Section 8.1, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.4. Maturity; Surrender; etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any, and Swap Reimbursement Amount, if any (or less any applicable Net Gain in accordance with Section 8.6(c)(ii), as the case may be). From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, and Swap Reimbursement Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5. Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.6. Make-Whole Amount.

(a) Make-Whole Amount for the Non-Swapped Notes. The term “Make-Whole Amount” means with respect to any Non-Swapped Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Non-Swapped Note, minus the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount with respect to any Non-Swapped Note, the following terms have the following meanings:

“Called Principal” means, with respect to such Non-Swapped Note, the principal of such Non-Swapped Note that is to be prepaid pursuant to Section 8.1 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of such Non-Swapped Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Non-Swapped Note is payable) equal to the Reinvestment Yield for such Non-Swapped Note with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of such Non-Swapped Note, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the Bloomberg Financial Markets display generated by typing ‘UKT’ and touching the F2 or GOVT key for actively traded gilt-edged securities having a maturity equal to the remaining life of such Called Principal as of such Settlement Date, or (ii) if such rate is not reported as of such time or the rate reported is not ascertainable, the average of the rates for actively traded gilt-edged securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date as determined by two financial institutions that make regular markets in gilt-edged securities and financial products based upon gilt-edged securities, as shall be agreed between the Company and the holders of at least 51% of the aggregate principal amount of the Non-Swapped Notes (the “Majority Holders of Non-Swapped Notes”) or, following the occurrence and continuance of an Event of Default, as reasonably determined by the Majority Holders of Non-Swapped Notes; such implied yield will be determined, if necessary, by (A) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (B) interpolating linearly between (1) the actively traded gilt-edged security with the maturity closest to and greater than such Remaining Average Life and (2) the actively traded gilt-edged security with the maturity closest to and less than such Remaining Average Life.

The Reinvestment Yield for any Non-Swapped Note shall be rounded to the number of decimal places as appears in the interest rate of such Non-Swapped Note.

“Remaining Average Life” means, with respect to the Called Principal of such Non-Swapped Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of such Non-Swapped Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which an interest payment is due to be made under the terms of such Non-Swapped Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.1 or Section 12.1.

“Non-Swapped Notes” means any Note other than the Swapped Notes.

“Settlement Date” means, with respect to such Called Principal of such Non-Swapped Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.1 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

(b) Make-Whole Amount for the Swapped Notes. The term “Make-Whole Amount” means, with respect to any Swapped Note, an amount equal to the excess, if any, of the Swapped Note Discounted Value with respect to the Swapped Note Called Notional Amount related to such Swapped Note over such Swapped Note Called Notional Amount, provided the Make-Whole Amount may in no event be less than zero. All payments of Make-Whole Amount in respect of any Swapped Note shall be made in Dollars. For the purposes of determining the Make-Whole Amount with respect to any Swapped Note, the following terms have the following meanings:

“New Swap Agreement” means any cross-currency swap agreement pursuant to which the holder of a Swapped Note is to receive payment in Dollars and which is entered into in full or partial replacement of an Original Swap Agreement as a result of such Original Swap Agreement having terminated for any reason other than a non-scheduled prepayment or a repayment of such Swapped Note prior to its scheduled maturity. The terms of a New Swap Agreement with respect to any Swapped Note do not have to be identical to those of the Original Swap Agreement with respect to such Swapped Note.

“Original Swap Agreement” means, with respect to any Swapped Note, (x) a cross-currency swap agreement and annexes and schedules thereto (an “Initial Swap Agreement”) that is entered into on an arm’s length basis by the original purchaser of such Swapped Note (or any affiliate thereof) in connection with the execution of this Agreement and the purchase of such Swapped Note and relates to the scheduled payments by the Company of interest and principal on such Swapped Note, under which the holder of such Swapped Note is to receive payments from the counterparty thereunder in Dollars and which is more particularly described on Schedule 8.6 hereto, (y) any Initial Swap Agreement that has been assumed (without any waiver, amendment, deletion or replacement of any material economic term or provision thereof) by a holder of a Swapped Note in connection with a transfer of such Swapped Note and (z) any Replacement Swap Agreement; and a “Replacement Swap Agreement” means, with respect to any Swapped Note, a cross-currency swap agreement and annexes and schedules thereto with payment terms and provisions (other than a reduction in notional amount, if applicable) identical to those of the Initial Swap Agreement with respect to such Swapped Note that is entered into on an arm’s length basis by the holder of such Swapped Note in full or partial replacement (by amendment, modification or otherwise) of such Initial Swap Agreement (or any subsequent Replacement Swap Agreement) in a notional amount not exceeding the outstanding principal amount of such Swapped Note following a non-scheduled prepayment or a repayment of such Swapped Note prior to its scheduled maturity. Any holder of a Swapped Note that enters into, assumes or terminates an Initial Swap Agreement or Replacement Swap Agreement shall within a reasonable period of time thereafter deliver to the Company a copy of the confirmation, assumption or termination related thereto.

“Swap Agreement” means, with respect to any Swapped Note, an Original Swap Agreement or a New Swap Agreement, as the case may be.

“Swapped Note” means any Note that as of the date of the Closing is subject to a Swap Agreement. A “Swapped Note” shall no longer be deemed a “Swapped Note” at such time as the related Swap Agreement ceases to be in force in respect thereof.

“Swapped Note Applicable Percentage” means 0.50%.

“Swapped Note Called Notional Amount” means, with respect to any Swapped Note Called Principal of any Swapped Note, the payment in Dollars due to the holder of such Swapped Note under the terms of the Swap Agreement to which such holder is a party, attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled maturity date, provided that if such Swap Agreement is not an Initial Swap Agreement, then the “Swapped Note Called Notional Amount” in respect of such Swapped Note shall not exceed the amount in Dollars which would have been due to the holder of such Swapped Note under the terms of the Initial Swap Agreement to which such holder was a party (or if such holder was never party to an Initial Swap Agreement, then the last Initial Swap Agreement to which the most recent predecessor in interest to such holder as a holder of such Swapped Note was a party), attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled maturity date.

“Swapped Note Called Principal” means, with respect to any Swapped Note, the principal of such Swapped Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Swapped Note Discounted Value” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires, the amount obtained by discounting all Swapped Note Remaining Scheduled Swap Payments corresponding to the Swapped Note Called Notional Amount of such Swapped Note from their respective scheduled due dates to the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Swapped Note is payable) equal to the Swapped Note Reinvestment Yield with respect to such Swapped Note Called Notional Amount.

“Swapped Note Reinvestment Yield” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note, the sum of (x) Swapped Note Applicable Percentage plus (y) the yield to maturity implied by (1) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on the Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date, or (2) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported for the latest day for which such yields have been so reported as of the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in U.S. Federal Reserve Statistical Release H.15 (or any comparable successor publication) for applicable U.S. Treasury securities having a constant maturity equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date.

In the case of each determination under clause (1) or (2), as the case may be, of the preceding paragraph such implied yield will be determined, if necessary, by (A) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (B) interpolating linearly between (i) the applicable U.S. Treasury security with the maturity closest to and greater than the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount and (ii) the applicable U.S. Treasury security with the maturity closest to and less than such Swapped Note Remaining Average Life. The Swapped Note Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of such Swapped Note.

“Swapped Note Remaining Average Life” means, with respect to any Swapped Note Called Notional Amount, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (x) such Swapped Note Called Notional Amount into (y) the sum of the products obtained by multiplying (1) the principal component of each Swapped Note Remaining Scheduled Swap Payments with respect to such Swapped Note Called Notional Amount by (2) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount and the scheduled due date of such Swapped Note Remaining Scheduled Payments.

“Swapped Note Remaining Scheduled Swap Payments” means, with respect to the Swapped Note Called Notional Amount relating to any Swapped Note, the payments due to the holder of such Swapped Note in Dollars under the terms of the Swap Agreement to which such holder is a party which correspond to all payments of the Swapped Note Called Principal of such Swapped Note corresponding to such Swapped Note Called Notional Amount and interest on such Swapped Note Called Principal (other than that portion of the payment due under such Swap Agreement corresponding to the interest accrued on the Swapped Note Called Principal to the Swapped Note Settlement Date) that would be due after the Swapped Note Settlement Date in respect of such Swapped Note Called Notional Amount assuming that no payment of such Swapped Note Called Principal is made prior to its originally scheduled payment date.

“Swapped Note Settlement Date” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note Called Principal of any Swapped Note, the date on which such Swapped Note Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

(c) Swap Breakage. If any Swapped Note is prepaid pursuant to Sections 8.2, 8.7 or 8.8 or has become or is declared to be immediately due and payable pursuant to Section 12.1, then:

(i) any resulting Net Loss in connection therewith shall be reimbursed to the holder of such Swapped Note by the Company in Dollars upon any such prepayment or repayment of such Swapped Note (such amount payable under this clause (i) herein referred to as the “Swap Reimbursement Amount”); and

(ii) any resulting Net Gain in connection therewith shall be deducted from any amounts to be paid to the holder of such Swapped Note by the Company upon any such prepayment of such Swapped Note pursuant to Sections 8.2, 8.7 or 8.8 or repayment pursuant to Section 12.1; provided that, in any case, such Net Gain shall be applied first to reduce the Make-Whole Amount, if any, payable in respect of such Swapped Note (it being understood that the Make-Whole Amount in respect of such Swapped Note may not in any event be less than zero) and the remainder of such Net Gain, if any, shall be applied to reduce the principal and interest to be paid to the holder of such Swapped Note by the Company upon any such prepayment or repayment of such Swapped Note in the order of priority set forth below.

Each holder of a Swapped Note shall be responsible for calculating its own Net Loss or Net Gain, as the case may be, and Swap Breakage Amount in Dollars upon the prepayment or repayment of all or any portion of such Swapped Note, and such calculations as reported to the Company in reasonable detail shall be binding on the Company absent demonstrable error. Any Net Gain in excess of the Make-Whole Amount to be applied to principal or interest pursuant to clause (ii) of this Section 8.6(c) shall be (a) converted by the holder of the affected Swapped Note from Dollars to Sterling at the Sterling/Dollar exchange rate, as determined as of 10:00 A.M. (New York City time) on the day such Swapped Note is prepaid as indicated on the applicable screen of Bloomberg Financial Markets and any such calculation shall be reported to the Company in reasonable detail and shall be binding on the Company absent demonstrable error, and (b) applied in the following order of priority: (i) first, to any accrued and unpaid interest due on the day such Swapped Note is prepaid or repaid, (ii) second, to any principal due on the day such Swapped Note is prepaid or repaid, (iii) third, to any accrued interest on the principal amount outstanding after giving effect to any such prepayment, and (iv) fourth, to any principal outstanding after giving effect to any such prepayment.

As used in this Section 8.6(c) with respect to any Swapped Note that is prepaid or accelerated: “Net Loss” means the amount, if any, by which the Swapped Note Called Notional Amount exceeds the sum of (x) the Swapped Note Called Principal plus (or minus in the case of an amount paid) (y) the Swap Breakage Amount received (or paid) by the holder of such Swapped Note; and “Net Gain” means the amount, if any, by which the Swapped Note Called Notional Amount is exceeded by the sum of (x) the Swapped Note Called Principal plus (or minus in the case of an amount paid) (y) the Swap Breakage Amount received (or paid) by such holder. For purposes of any determination of any “Net Loss” or “Net Gain,” the Swapped Note Called Principal shall be determined by the holder of the affected Swapped Note by converting Sterling into Dollars at the current Sterling/Dollar exchange rate, as determined as of 10:00 A.M. (New York City time) on the day such Swapped Note is prepaid or accelerated as indicated on the applicable screen of Bloomberg Financial Markets and any such calculation shall be reported to the Company in reasonable detail and shall be binding on the Company absent demonstrable error.

As used in this Section 8.6(c), “Swap Breakage Amount” means, with respect to the Swap Agreement associated with any Swapped Note, in determining the Net Loss or Net Gain, the amount that would be received (in which case the Swap Breakage Amount shall be positive) or paid (in which case the Swap Breakage Amount shall be negative) by the holder of such Swapped Note as if such Swap Agreement had terminated due to the occurrence of an event of default or termination, which shall be an amount equal to the “Settlement Amount” as defined by the International Swap and Derivatives Association’s (“ISDA”) 1992 Multi-Currency Cross Border Master Agreement, the ISDA Master Agreement or any ISDA agreement which is the successor to either of the foregoing (the “ISDA Master Agreement”); provided, however, that if such holder (or its predecessor in interest with respect to such Swapped Note) was, but is not at the time, a party to an Original Swap Agreement but is a party to a New Swap Agreement, then the Swap Breakage Amount shall mean the gain or loss (if any) which would have been received or incurred (by payment, through off-set or netting or otherwise) by the holder of such Swapped Note under the terms of the Original Swap Agreement (if any) in respect of such Swapped Note to which such holder (or any affiliate thereof) was a party (or if such holder was never a party to an Original Swap Agreement, then the last Original Swap Agreement to which the most recent predecessor in interest to such holder as a holder of a Swapped Note was a party) and which would have arisen as a result of the payment of the Swapped Note Called Principal on the Swapped Note Settlement Date. The holder of such Swapped Note will make all calculations related to the Swap Breakage Amount in good faith and in accordance with its customary practices for calculating such amounts under the ISDA Master Agreement pursuant to which such Swap Agreement shall have been entered into and assuming for the purpose of such calculation that there are no other transactions entered into pursuant to such ISDA Master Agreement (other than such Swap Agreement).

8.7.	The Swap Breakage Amount shall be payable in Dollars. Prepayment in Connection with a Change of Control.

Promptly and in any event within five Business Days after the occurrence of a Change of Control, the Company will give written notice thereof (a “Change of Control Notice”) to the holders of all outstanding Notes, which Change of Control Notice shall (a) refer specifically to this Section 8.7, (b) describe the Change of Control in reasonable detail and specify the Change of Control Prepayment Date and the Response Date (as respectively defined below) in respect thereof and (c) offer to prepay all outstanding Notes at the price specified below on the date therein specified (the “Change of Control Prepayment Date”), which shall be a Business Day not more than 90 days after the date of such Change of Control Notice. Each holder of a Note will notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on or before the date for such notice specified in such Change of Control Notice (the “Response Date”), which specified date shall be a Business Day not less than 30 days nor more than 60 days after the date of such Change of Control Notice. The Company shall prepay on the Change of Control Prepayment Date all of the outstanding Notes held by the holders as to which such offer has been so accepted (it being understood that failure of any holder to accept such offer on or before the Response Date shall be deemed to constitute rejection by such holder), at the principal amount of each such Note, plus all interest accrued thereon to the Change of Control Prepayment Date, plus any Swap Reimbursement Amount in respect of such payment, minus any Net Gain in respect of such payment in accordance with Section 8.6(c)(ii). If any holder shall reject such offer on or before the Response Date, such holder shall be deemed to have waived its rights under this Section 8.7 to require prepayment of all Notes held by such holder in respect of such Change of Control but not in respect of any subsequent Change of Control.

For purposes of this Section 8.7, any holder of more than one Note may act separately with respect to each Note so held (with the effect that a holder of more than one Note may accept such offer with respect to one or more Notes so held and reject such offer with respect to one or more other Notes so held).

A “Change of Control” shall be deemed to have occurred if at any time after the date of this Agreement any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) shall acquire ownership, directly or indirectly, beneficially or of record, of more than 50% of the outstanding shares of the Voting Stock or economic interests of the Company.

8.8. Prepayment in Connection with the Disposition of Certain Assets.

(a) Notice and Offer. In the event net proceeds of a Disposition are to be used to make an offer (a “Transfer Prepayment Offer”) to prepay Notes pursuant to Section 10.3 of this Agreement (a “Debt Prepayment Transfer”), the Company will give written notice of such Debt Prepayment Transfer to each holder of Notes. Such written notice shall contain, and such written notice shall constitute, an irrevocable offer to prepay, at the election of each holder, a portion of the Notes held by such holder equal to such holder’s Ratable Portion of the net proceeds in respect of such Debt Prepayment Transfer on a date specified in such notice (the “Transfer Prepayment Date”) that is not less than thirty (30) days and not more than sixty (60) days after the date of such notice, together with interest on the amount to be so prepaid accrued to the Transfer Prepayment Date. If the Transfer Prepayment Date shall not be specified in such notice, the Transfer Prepayment Date shall be the thirtieth (30th) day after the date of such notice.

(b) Acceptance and Payment. To accept such Transfer Prepayment Offer, a holder of Notes shall cause a notice of such acceptance to be delivered to the Company not later than twenty (20) days after the date of such written notice from the Company, provided, that failure to accept such offer in writing within twenty (20) days after the date of such written notice shall be deemed to constitute a rejection of the Transfer Prepayment Offer. If so accepted by any holder of a Note, such offered prepayment (equal to not less than such holder’s Ratable Portion of the net proceeds in respect of such Debt Prepayment Transfer) shall be due and payable on the Transfer Prepayment Date. Such offered prepayment shall be made at one hundred percent (100%) of the principal amount of such Notes being so prepaid, plus all interest on such principal amount then being prepaid accrued to the Transfer Prepayment Date determined as of the date of such prepayment, plus any Swap Reimbursement Amount in respect of such payment, minus any Net Gain in respect of such payment in accordance with Section 8.6(c)(ii).

(c) Other Terms. Each offer to prepay the Notes pursuant to this Section 8.8 shall specify (i) the Transfer Prepayment Date, (ii) the net proceeds in respect of the applicable Debt Prepayment Transfer, (iii) that such offer is being made pursuant to Section 8.8 and Section 10.3 of this Agreement, (iv) the principal amount of each Note offered to be prepaid, (v) the interest that would be due on each Note offered to be prepaid, accrued to the Transfer Prepayment Date and (vi) in reasonable detail, the nature of the Disposition giving rise to such Debt Prepayment Transfer and certifying that no Event of Default exists or would exist after giving effect to the prepayment contemplated by such offer.

9.	AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding or any Purchaser has an obligation to purchase Notes hereunder:

9.1. Compliance with Laws.

Without limiting Section 10.6, the Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including without limitation, ERISA and the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, to the extent necessary to ensure that non-compliance with such laws, ordinances, governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

9.2. Insurance.

The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3. Maintenance of Properties; Books and Records.

(a) The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) The Company will and will cause each of its Subsidiaries to keep proper books of records and account in which full, true and correct entries in conformity with GAAP (or, in the case of any Foreign Subsidiary, in accordance with local accounting standards) and all requirements of laws shall be made of all dealings and transactions in relation to their respective business and activities.

9.4. Payment of Taxes.

The Company will and will cause each of its Subsidiaries to file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes, assessments, charges or levies have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need (a) pay any such tax, assessment, charge or levy if the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) pay any such tax, assessment, charge or levy if the nonpayment of all such taxes, assessments, charges or levies in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5. Corporate Existence, etc.

Subject to Section 10.4, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.3 and 10.4, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence of any Subsidiary or any such right or franchise could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

9.6. Ranking.

The Company will ensure that, at all times, all liabilities of the Company under the Notes will rank in right of payment either pari passu with or senior to all other unsecured, unsubordinated Indebtedness of the Company.

10.	NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding or any Purchaser has an obligation to purchase Notes hereunder:

10.1. Certain Financial Conditions.

The Company will not permit:

(a) Consolidated Debt to EBITDA — Consolidated Debt at any time to exceed 3.50 times EBITDA for the four consecutive fiscal quarters then most recently ended; or

(b) Interest Coverage — at any time, the ratio of (i) EBITDA to (ii) Interest Expense, in each case for the four consecutive fiscal quarters then most recently ended, to be less than 2.5 to 1.00; or

(c) Priority Debt — Priority Debt at any time to exceed 15% of Consolidated Total Assets (determined as of the end of the most recently ended fiscal quarter of the Company); provided, however, that no Lien created pursuant to Section 10.2(j) shall secure Indebtedness owing under the Bank Credit Agreement unless the Notes are equally and ratably secured by all property subject to such Lien and no Subsidiary shall guaranty or otherwise become obligated in respect of such Indebtedness unless such Subsidiary guaranties, or becomes obligated in respect of, the Notes, in each case pursuant to documentation reasonably satisfactory to the Majority Holders. Notwithstanding the foregoing, any Foreign Subsidiary may become a borrower under the Bank Credit Agreement so long as it is liable only for the amount of its direct borrowings thereunder, and the Company shall not be required to cause such Foreign Subsidiary to guaranty the Notes in accordance with this clause (c), if (1) no Default or Event of Default exists and is continuing at the time such Foreign Subsidiary becomes a borrower under the Bank Credit Agreement and (2) at such time the provision by such Foreign Subsidiary of a guaranty of the Notes would cause the earnings of such Foreign Subsidiary to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent under the Code; provided, however, that a guaranty of the Notes from such Foreign Subsidiary shall be required to be delivered to the holders of Notes in accordance with this clause (c) on the earliest to occur thereafter of (x) a Default or Event of Default or (y) such time as the provision by such Foreign Subsidiary of a guaranty of the Notes would not cause the earnings of such Foreign Subsidiary to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent under the Code. (For the avoidance of doubt, any borrowing by a Foreign Subsidiary under the Bank Credit Agreement shall constitute Priority Debt unless such Foreign Subsidiary shall have provided a guaranty or shall have otherwise become obligated in respect of the Notes in accordance with the terms of this Section 10.1(c).)

If during any test period for which EBITDA is being determined any acquisition or Disposition shall have been consummated, then for purposes of clauses (a) and (b) above EBITDA shall be determined on a pro forma basis as if such acquisition or Disposition shall have been consummated on the first day of such test period and any Indebtedness incurred or retired in connection therewith had been incurred or retired on such first day.

10.2. Liens.

The Company will not and will not permit any Subsidiary to create, assume, incur or suffer to exist any Lien on any asset, whether now owned or hereafter acquired, except for the following:

(a) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which any of the Company and its Subsidiaries shall at the time in good faith be prosecuting an appeal or a proceeding for a review, and for which adequate reserves have been made;

(b) Liens for property taxes, assessments or other governmental charges which are not yet due and payable, statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, and other similar liens incurred in the ordinary course of business for sums not yet due and payable;

(c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws, warehousemen’s and attorney’s liens and statutory landlord’s liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings, and for which adequate reserves have been made;

(d) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of its Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of the affected property;

(e) Liens on property or assets of any Subsidiary securing Indebtedness owing to the Company or to a Subsidiary;

(f) Liens existing as of the date hereof securing Indebtedness of the Company or any Subsidiary and described on Schedule 5.15;

(g) any Lien existing on assets of a Person immediately prior to such Person being consolidated with or merged into the Company or a Subsidiary or such Person becoming a Subsidiary, or any Lien existing on any assets acquired by the Company or any Subsidiary at the time such assets are so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person becoming a Subsidiary or such acquisition of assets, and (ii) each such Lien shall extend solely to the item or items so acquired and, if required by the terms of the instrument originally creating such Lien, other assets which are an improvement to or are acquired for specific use in connection with such acquired Person or assets of a Person;

(h) Liens securing Indebtedness under Permitted Receivables Securitization Programs, provided that the aggregate principal amount of such Indebtedness does not exceed the greater of $125,000,000, or such other amount not to exceed 15% of Consolidated Tangible Assets;

(i) Liens created in substitution of or as a replacement for any Liens permitted by clauses (a) through (h) above, provided that a Senior Financial Officer shall have determined in good faith that the assets encumbered by such substitute or replacement Lien are substantially similar in nature to and of equal or lesser value than the assets encumbered by the Lien that is being replaced; and

(j) Liens not otherwise permitted by the foregoing clauses of this Section 10.2 securing Indebtedness of the Company or any of its Subsidiaries, provided Priority Debt does not at any time exceed 15% of Consolidated Total Assets.

10.3. Disposition of Assets.

The Company will not and will not permit any Subsidiary to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of its assets (including, without limitation, capital stock of any Subsidiary) or permit any Subsidiary to issue any capital stock (collectively a “Disposition,” which term shall not include any payment of dividends) unless, after giving effect to such proposed Disposition, the aggregate net book value of all assets of the Company and its Subsidiaries that were the subject of a Disposition during the period of 365 days ending on (and including) the date of such Disposition (valued, in the case of any issuance of capital stock by, or sale of capital stock of, a Subsidiary, as provided in the last sentence of this Section 10.3) does not exceed 15% of Consolidated Total Assets (as shown on the most recent consolidated balance sheet furnished pursuant to Section 7.1(b)), provided that the following Dispositions shall not be taken into account for purposes of such calculations under this Section 10.3:

(a) any Disposition in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company or any of its Subsidiaries or that are obsolete;

(b) any Disposition by a Subsidiary to the Company or a Wholly-Owned Subsidiary;

(c) any Disposition otherwise permitted by Section 10.4; and

(d) any Disposition not otherwise permitted by the foregoing provisions of this Section 10.3 for fair value to the extent that the net proceeds of such Disposition are applied within 360 days from the date of such Disposition either to (i) the acquisition, construction, improvement or development of operating assets (excluding, for the avoidance of doubt, cash and cash equivalents) to be used in the business of the Company and its Subsidiaries or (ii) the repayment or prepayment of unsubordinated Indebtedness of the Company or a Subsidiary (any such repayment or prepayment to include, except to the extent of any repayment of Indebtedness secured by the asset so disposed of, prepayment of Notes (at par and without payment of any Make-Whole Amount) to the extent that the offer to prepay the Notes pursuant to Section 8.8 has been accepted as provided therein, which offered prepayment of Notes is in at least an aggregate principal amount that bears the same relation to the amount then being applied to reduce all unsubordinated Indebtedness of the Company and its Subsidiaries as the aggregate unpaid principal amount of the Notes bears to the aggregate unpaid principal amount of all outstanding unsubordinated Indebtedness of the Company and its Subsidiaries); provided that any prepayment in connection with any revolving credit facility or similar facility shall be counted for purposes of this clause (ii) only to the extent the commitment of such facility is permanently reduced by the amount of such prepayment.

The aggregate net book value of any capital stock issued by any Subsidiary, or sold by the Company or any other Subsidiary, shall be deemed to be, in the case of an issuance or sale of common stock, the same percentage of the net book value of such Subsidiary’s assets as such issued or sold common stock is of all outstanding common stock of such Subsidiary (after giving effect to any such issuance) and, in the case of an issuance of Preferred Stock, the greater of the aggregate liquidation or redemption value thereof.

10.4. Merger, Consolidation, etc.

The Company will not consolidate or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person except that the Company may consolidate with or merge with any other corporation or convey or transfer all or substantially all of its assets to a corporation or limited liability company organized and existing under the laws of the United States or any State thereof, provided that

(a) the continuing, surviving or acquiring corporation or limited liability company (the “Surviving Person”) shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not the Surviving Person, (1) the Surviving Person shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes, in a form reasonably satisfactory to each holder of Notes and (2) the Surviving Person shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Majority Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

(b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.4 from its liability under this Agreement or the Notes.

10.5. Transactions with Affiliates.

The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or a Wholly-Owned Subsidiary), except (a) pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon terms that are no less favorable to the Company or such Subsidiary than would be obtainable in an arm’s-length transaction with a Person not an Affiliate, (b) the Company may grant stock options, stock appreciation rights, restricted stock awards and phantom stock awards to its and its Subsidiaries’ directors in the ordinary course of business, and (c) the Company and its Subsidiaries may pay reasonable and customary fees to their directors who are not also officers or employees of the Company or any of its Subsidiaries.

10.6. Terrorism Sanctions Regulations.

The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) default in the payment of any principal or Make-Whole Amount, if any, or Swap Reimbursement Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) default in the payment of any interest on any Note for more than five days after such payment becomes due and payable; or

(c) default in the performance of or compliance with any term contained in Section 7.1(d) or Section 10.1(b); or

(d) default in the performance of or compliance with any term contained in Sections 10.1 (other than subsection (b)) to 10.4, inclusive, and such default is not remedied within 10 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e) default in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b), (c) and (d) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (e) of Section 11); or

(f) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(g) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment; provided that it shall not constitute an Event of Default pursuant to clause (i) or (ii) of this Section 11(g) unless the outstanding principal amount of all such Indebtedness referred to in clauses (i) and (ii) above exceeds $25,000,000 (or its equivalent in another currency) at any one time; or

(h) the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(i) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any Significant Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Significant Subsidiary, or any such petition shall be filed against the Company or any Significant Subsidiary and such petition shall not be dismissed within 60 days; or

(j) a final judgment or judgments for the payment of money aggregating in excess of $25,000,000 (or its equivalent in another currency) are rendered against one or more of the Company and its Subsidiaries and which judgments are not (unless fully covered by one or more reputable and solvent insurance companies that have admitted liability in writing), within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $25,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

12.	REMEDIES ON DEFAULT, ETC.

12.1. Acceleration.

(a) If an Event of Default with respect to the Company described in paragraph (h) or (i) of Section 11 (other than an Event of Default described in clause (i) of paragraph (h) or described in clause (vi) of paragraph (h) by virtue of the fact that such clause encompasses clause (i) of paragraph (h)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Majority Holders, may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and an amount equal to the entire unpaid principal amount of such Notes, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate), (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), (iii) interest accrued at the Default Rate on any overdue payment of Make-Whole Amount in accordance with the terms of the Notes and (iv) Swap Reimbursement Amount, minus the Net Gain (if any) applicable to such Notes in accordance with Section 8.6(c)(ii), shall be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2. Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3. Rescission.

At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the Majority Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid or deposited pursuant to trust arrangements acceptable to the Majority Holders all overdue interest on any Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and Swap Reimbursement Amount, if any, and Swap Reimbursement Amount, if any (or, if applicable, less any Net Gain in accordance with Section 8.6(c)(ii)) and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than the non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4. No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including without limitation reasonable attorneys’ fees, expenses and disbursements.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1. Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2. Transfer and Exchange of Notes.

Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), within ten Business Days thereafter the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be in the form of Note set forth in Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than £500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than £500,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.3. Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES.

14.1. Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, Swap Reimbursement Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in the United States or the principal office of a bank or trust company in New York, New York.

14.2. Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, Swap Reimbursement Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

15.	EXPENSES, ETC.

15.1. Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company agrees to pay all costs and expenses (including reasonable attorneys’ fees of one special counsel and, if reasonably required, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information and all subsequent annual and interim filings of documents and financial information related to this Agreement, with the SVO or any successor organization succeeding to the authority thereof and (c) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

In furtherance of the foregoing, on the date hereof and on the Closing Date the Company will pay the reasonable fees and disbursements and other charges (including estimated unposted disbursements and other charges as of such date) of Purchasers’ special counsel which are reflected in the statement of such special counsel submitted to the Company at least one Business Day prior to such date. The Company will also pay, promptly upon receipt of supplemental statements therefor, reasonable additional fees, if any, and disbursements and other charges of such special counsel in connection with the transactions hereby contemplated (including disbursements and other charges unposted as of such date to the extent such disbursements and other charges exceed estimated amounts paid as aforesaid).

15.2. Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes and the termination of this Agreement.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.	AMENDMENT AND WAIVER.

17.1. Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Majority Holders except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate of interest or change the time of payment or method of computation of interest or of the Make-Whole Amount or Swap Reimbursement Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support is concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3. Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4. Notes Held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to a Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such other holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at any Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company, any Subsidiary or any third party known by such Purchaser to be in violation of a duty of confidentiality owed by such party to the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, trustees, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree or whose duties require them to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

22.	MISCELLANEOUS.

22.1. Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including without limitation any subsequent holder of a Note) whether so expressed or not.

22.2. Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.3. Jurisdiction and Process.

(a) The Company irrevocably submits to the non-exclusive in personam jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the in personam jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company irrevocably consents to process being served in any suit, action or proceeding of the nature referred to in Section 22.3(a) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the Company at its address specified in Section 18, or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that, to the fullest extent permitted by applicable law, such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to the Company. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.3 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) THE COMPANY WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

(e) Any payment on account of an amount that is payable hereunder or under the Notes by the Company that is made to or for the account of any holder of Notes in any currency other than the currency specified for such payment, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Company, shall constitute a discharge of the Company’s obligation under this Agreement or any Note only to the extent of the amount of Dollars that such holder (i) could purchase in the foreign exchange markets in New York, New York with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the day (other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in New York, New York) following receipt of the payment first referred to above or (ii) purchases pursuant to such holder’s regular banking arrangements at the time with respect to payments received in a currency other than Dollars. If the amount of Dollars, as the case may be, so purchased (or, absent such a purchase, the amount that could be so purchased) is less than the amount of Dollars, originally due to such holder, the Company agrees to pay the deficient amount to such holder upon demand.

The Company agrees, to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of any such currency deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement or the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order.

22.4. Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirements in Section 8 that notices in respect of prepayments specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount (if any) or Swap Reimbursement Amount (if any) or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.5. Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the fullest extent permitted by applicable law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.6. Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement shall be made in accordance with GAAP and all balance sheets and other financial statements with respect thereto shall be prepared in accordance with GAAP. Except as otherwise specifically provided herein, any consolidated financial statement or financial computation shall be done in accordance with GAAP; and, if at the time that any such statement or computation is required to be made the Company shall not have any Subsidiary, such terms shall mean a financial statement or a financial computation, as the case may be, with respect to the Company only. For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by FASB ASC 825-10-25 — Fair Value Option (formerly known as FASB 159) or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

22.7. Obligation to Make Payment in Sterling.

Subject to the provisions of Section 8.6 concerning payment in Dollars, any payment made by the Company to any holder of Notes or for the account of any such holder in respect of any amount payable by the Company shall be made in Sterling. Subject to the provisions of Section 8.6 concerning payment in Dollars, any amount received or recovered by such holder other than in Sterling (whether as a result of, or of the enforcement of, a judgment or order of any court, or in the liquidation or dissolution of the Company or otherwise) in respect of any such sum expressed to be due hereunder or under the Notes shall constitute a discharge of the Company only to the extent of the amount of Sterling which such holder is able, in accordance with normal banking procedures, to purchase with the amount so received or recovered in that other currency on the date of the receipt or recovery (or, if it is not practicable to make that purchase on such date, on the first date on which it is practicable to do so). If the amount of Sterling so purchased is less than the amount of Sterling expressed to be due hereunder or under the Notes, the Company shall indemnify such holder against any loss sustained by such holder as a result, and in any event, the Company shall indemnify such holder against the cost of making any such purchase. These indemnities shall constitute a separate and independent obligation from the other obligations herein and in the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any such holder, shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any such sum due hereunder and under any Note and shall survive the payment of the Notes and the termination of this Agreement.

22.8. Change of Currency.

(a) Change of Currency. If at any time there is a change in the currency of the United Kingdom such that the Bank of England recognizes a new currency or more than one currency or currency unit as the lawful currency of the United Kingdom such that the Sterling reference is no longer applicable (including, without limitation, any change to the Euro as the lawful currency of the United Kingdom), the references in, and obligations arising under, this Agreement expressed in Sterling shall be translated into such currency or currency unit of the United Kingdom or, in the case of more than one new currency or currency unit, in the manner as agreed by the Majority Holders and the Company. Any such translation shall be made at the official rate of exchange recognized for that purpose by the Bank of England, rounded up or down as agreed by the Majority Holders and the Company.

(b) Amendments to this Agreement. Where such a change in currency occurs, this Agreement shall be amended and shall take effect in the manner agreed by the Majority Holders and the Company so as to reflect that change and make all necessary changes to the covenants contained in Section 9 and Section 10 and to such other provisions of this Agreement that refer to Sterling as deemed reasonably necessary and, so far as practicable, to place the Company and the holders of the Notes in the substantially identical position each would have been in had no change in currency occurred. The Company and the holders of the Notes agree to use all reasonable efforts to execute and deliver all amendments to this Agreement which are necessary to effectuate this Section 22.8.

22.9. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.10. Governing Law.

This Agreement and the Notes shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

[Remainder of page intentionally left blank. Next page is signature page.]

If you are in agreement with the foregoing, please sign this Agreement in the space below provided on a counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,
AMETEK, INC.
By: /s/ John J. Molinelli

Name:	John J. Molinelli

Title: Executive Vice President & CFOMETROPOLITAN LIFE INSURANCE COMPANY

METLIFE INSURANCE COMPANY OF CONNECTICUT
METLIFE INVESTORS USA INSURANCE COMPANY
By:	Metropolitan Life Insurance Company, for itself
and as investment manager for the above entities
By: /s/ Judith A. Gulotta—

Name: Title:	Judith A. Gulotta Managing Director

SCHEDULE A

INFORMATION AS TO PURCHASERS

Purchaser Name	METROPOLITAN LIFE INSURANCE COMPANY
Name in which to register Note(s)	METROPOLITAN LIFE INSURANCE COMPANY

Note registration number(s); principal amount(s)	R-1; GPB 61,000,000

Payment on account of Note Method Account information
Federal Funds Wire Transfer
Bank Name: JPMorgan Chase Bank, London
SWIFT: CHASGB2L
Sort Code: 60-92-42
Account Name: GTI 7900 Metropolitan Life Insurance Co.
Account No.: 11156429
Ref: See “Accompanying Information” below
For all payments other than scheduled payments of
principal and interest, the Company shall seek
instructions from the holder, and in the absence of
instructions to the contrary, will make such payments
to the account and in the manner set forth above.

Accompanying information
Name of Issuer: AMETEK, INC.
Description of
Security: 4.68% Series H Senior Notes due September
17, 2020
PPN: 031100 D@6
Due date and application (as among principal,
interest and Make-Whole Amount) of the payment being
made.

Address / Fax # / Email for all notices and communications
Metropolitan Life Insurance Company
Investments, Private Placements
P.O. Box 1902
10 Park Avenue
Morristown, New Jersey 07962-1902
Attention: Director
Facsimile: (973) 355-4250
With a copy OTHER than with respect to deliveries of
financial statements to:

Metropolitan Life Insurance Company P.O. Box 1902 10 Park Avenue Morristown, New Jersey 07962-1902 Attention: Chief Counsel-Securities Investments (PRIV) Email: sec—invest—law@metlife.com

Instructions re Delivery of Notes	Metropolitan Life Insurance Company Securities Investments, Law Department 10 Park Avenue Morristown, New Jersey 07962 Attention: Jane Dickson, Esq.

Signature Block	METROPOLITAN LIFE INSURANCE COMPANY By: Name:
Title:

Tax identification number	13-5581829

Purchaser Name	METLIFE INSURANCE COMPANY OF CONNECTICUT
Name in which to register Note(s)	METLIFE INSURANCE COMPANY OF CONNECTICUT

Note registration number(s); principal amount(s)	R-2; GPB 11,000,000

Payment on account of Note Method Account information
Federal Funds Wire Transfer
Bank Name: JPMorgan Chase Bank, London
SWIFT: CHASGB2L
Sort Code: 60-92-42
Account Name: GTI 24039 Metropolitan Life Insurance Co. of
Conn.
Account No.: 24282301
Ref: See “Accompanying Information” below
For all payments other than scheduled payments of principal
and interest, the Company shall seek instructions from the
holder, and in the absence of instructions to the contrary,
will make such payments to the account and in the manner set forth above.

Accompanying information
Name of Issuer: AMETEK, INC.
Description of
Security: 4.68% Series H Senior Notes due September 17, 2020
PPN: 031100 D@6
Due date and application (as among principal, interest and
Make-Whole Amount) of the payment being made.

Address / Fax # / Email for all notices
MetLife Insurance Company of Connecticut
c/o Metropolitan Life Insurance Company
Investments, Private Placements
P.O. Box 1902
10 Park Avenue
Morristown, New Jersey 07962-1902
Attention: Director
Facsimile (973) 355-4250
With a copy OTHER than with respect to deliveries of financial statements to:

MetLife Insurance Company of Connecticut
c/o Metropolitan Life Insurance Company
P.O. Box 1902
10 Park Avenue
Morristown, New Jersey 07962-1902
Attention: Chief Counsel-Securities Investments (PRIV)
Email: sec—invest—law@metlife.com

Instructions re Delivery of Notes	MetLife Insurance Company of Connecticut c/o Metropolitan Life Insurance Company Securities Investments, Law Department 10 Park Avenue Morristown, New Jersey 07962 Attention: Jane Dickson, Esq.

Signature Block	METLIFE INSURANCE COMPANY OF CONNECTICUT By: Metropolitan Life Insurance Company, its Investment Manager By: Name:
Title:

Tax identification number	06-0566090

Purchaser Name	METLIFE INVESTORS USA INSURANCE COMPANY
Name in which to register Note(s)	METLIFE INVESTORS USA INSURANCE COMPANY

Note registration number(s); principal amount(s)	R-3; GPB 8,000,000

Payment on account of Note Method Account information
Federal Funds Wire Transfer
Bank Name: JPMorgan Chase Bank, London
SWIFT: CHASGB2L
Sort Code: 60-92-42
Account Name: GTI 7900 Metropolitan Life Insurance Co.
Account No.: 11156429
Ref: See “Accompanying Information” below
For all payments other than scheduled payments of
principal and interest, the Company shall seek
instructions from the holder, and in the absence of
instructions to the contrary, will make such payments
to the account and in the manner set forth above.

Accompanying information
Name of Issuer: AMETEK, INC.
Description of
Security: 4.68% Series H Senior Notes due September 17,
2020
PPN: 031100 D@6
Due date and application (as among principal, interest
and Make-Whole Amount) of the payment being made.

Address / Fax # / Email for all notices
MetLife Investors USA Insurance Company
c/o Metropolitan Life Insurance Company
Investments, Private Placements
P.O. Box 1902
10 Park Avenue
Morristown, New Jersey 07962-1902
Attention: Director
Facsimile (973) 355-4250
With a copy OTHER than with respect to deliveries of
financial statements to:

MetLife Investors USA Insurance Company
c/o Metropolitan Life Insurance Company
P.O. Box 1902
10 Park Avenue
Morristown, New Jersey 07962-1902
Attention: Chief Counsel-Securities Investments (PRIV)
Email: sec—invest—law@metlife.com

Instructions re Delivery of Notes	MetLife Investors USA Insurance Company c/o Metropolitan Life Insurance Company Securities Investments, Law Department 10 Park Avenue Morristown, New Jersey 07962 Attention: Jane Dickson, Esq.

Signature Block	METLIFE INVESTORS USA INSURANCE COMPANY By: Metropolitan Life Insurance Company, its Investment Manager By: Name:
Title:

Tax identification number	54-0696644

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Accountants’ Certificate” is defined in Section 7.1(b).

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of Voting Stock of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of Voting Stock. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“this Agreement” is defined in Section 17.3.

“Anti-Terrorism Order” is defined in Section 5.16(b).

“Bank Credit Agreement” means the Credit Agreement, dated as of September 17, 2001, by and among the Company, the Designated Subsidiary Borrowers (as defined therein), Bank of America, N.A., Wachovia Bank, N.A., PNC Bank National Association and SunTrust Bank, as Syndication Agents and JPMorgan Chase Bank, N.A., as Administrative Agent and the banks named therein, as amended and restated as of October 6, 2006 and amended by that certain First Amendment to Credit Agreement dated as of June 29, 2007, and as may be further supplemented, amended, restated, refinanced or replaced from time to time, and any other credit agreement which may from time to time constitute the Company’s principal bank facility.

“Business Day” means, any day other than a Saturday, a Sunday, a day which is not a day on which commercial banks in New York City are required or authorized to be closed.

“Capital Lease” means, at any time, a lease which is accounted for as a capital lease in accordance with GAAP.

“Change of Control” is defined in Section 8.7.

“Change of Control Notice” is defined in Section 8.7.

“Change of Control Prepayment Date” is defined in Section 8.7.

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the introductory paragraph to this Agreement.

“Confidential Information” is defined in Section 20.

“Consolidated Debt” means, at any time, all Indebtedness of the Company and its Subsidiaries (excluding intercompany items) determined on a consolidated basis in accordance with GAAP, including Indebtedness under securitization transactions.

“Consolidated Tangible Assets” means, at any time, Consolidated Total Assets minus all amounts that would be shown on a consolidated balance sheet of the Company prepared as of such date as goodwill or other intangible assets.

“Consolidated Total Assets” means, at any time, all assets of the Company and its Subsidiaries as determined on a consolidated basis in accordance with GAAP.

“Debt Prepayment Transfer” is defined in Section 8.8.

“Default” means an event or condition the occurrence or existence of which would, with the giving of notice or the lapse of time, or both, become an Event of Default.

“Default Rate” means that rate per annum of interest that is the greater of (i) 6.68%, and (ii) 2% above the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time at its principal office in New York, New York as its “base rate” for loans denominated in Dollars.

“Disclosure Documents” is defined in Section 5.3.

“Disposition” is defined in Section 10.3.

“Dollar” or “$” means the lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of the Company incorporated or organized in the United States or any state or territory thereof.

“EBITDA” means, for any period, income before income taxes and extraordinary or nonrecurring gains or losses and any other non-recurring income or other charges of the Company and its Subsidiaries plus to the extent deducted in calculating such income (a) Interest Expense, (b) depreciation and amortization expense and (c) the amount of any increase in the Company’s LIFO reserve (exclusive of any portion thereof attributable to sales of assets) during such period (minus any decrease in the Company’s LIFO reserve (exclusive of any portion thereof attributable to sales of assets) during such period), all as the same are or would be set forth in a consolidated statement of income of the Company and its Subsidiaries for such period in accordance with GAAP or if any such item is not defined by GAAP, then as determined in the Company’s judgment.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Euro” means the single currency of the European Union.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including without limitation asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Identified Person” means a Person (x) who is designated as a “Specially Designated National” or “Blocked Person” on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the United States Department of the Treasury or designated in Section 1 of the Anti-Terrorism Order or (y) that is the government of any country, or that is located or organized in any country, or is a department, agency or instrumentality of, or is otherwise controlled by or acting on or behalf of, directly or indirectly, the government of any country, that is the target of any of the several economic sanctions programs administered by the Office of Foreign Assets Control of the United States Department of the Treasury (31 C.F.R. Parts 500 through 598).

“Indebtedness” means, as to any Person, at a particular time without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding trade payables and accrued expenses arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its reimbursement obligations in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money) solely to the extent drawn and limited to the drawn amounts;

(f) Swaps of such Person;

(g) all obligations in respect of securitization transactions entered into by such Person, including any obligations in respect of any Permitted Receivables Securitization Program;

(h) in the case of the Company and its Subsidiaries, their aggregate Operating Lease Attributable Debt; and

(i) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (h) above.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (i) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding (together with one or more of its Affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any mutual fund, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form and (d) any Related Fund of any holder of any Note.

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Leases in accordance with GAAP) of the Company and its Subsidiaries with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including without limitation all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs (i.e., costs minus benefits) under interest rate hedging agreements, but excluding amortization of deferred financing costs to the extent included in total interest expense, in each case net of the total interest income (excluding non-cash interest income on investments issued with original issue discount) of the Company and its Subsidiaries for such period, all determined on a consolidated basis.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Majority Holders” means, at any time, the holders of a majority of the unpaid principal amount of the Notes at the time outstanding exclusive of Notes then owned by the Company or any of its Affiliates.

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes or (c) the validity or enforceability of this Agreement or the Notes.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2(a).

“Notes” is defined in Section 1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Operating Lease Attributable Debt” means, at any time, the quotient of (a) the amount, if any, by which the aggregate payments required to be paid by the Company and its Subsidiaries during the then current fiscal year under operating leases at the time in effect with a remaining term (including terms of renewal or extension, whether or not renewed or extended) of more than three years exceeds $10,000,000, divided by (b) 0.08. By way of illustration, if on the date of determination such aggregate payments for the current fiscal year equals $11,000,000, the Operating Lease Attributable Debt at the time of determination shall be $12,500,000.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Receivables Securitization Program” means a receivables securitization program pursuant to which the Company or any Subsidiary sells or grants a security interest in its accounts receivable or an undivided interest therein, provided that the recourse of the purchaser or lender thereunder, as the case may be, for losses resulting from an obligor’s failure to pay a receivable due to credit problems is limited to such accounts receivable or an interest therein, and the collections thereof (it being understood that recourse to the Company and its Subsidiaries pursuant to provisions that are customary in an off-balance sheet accounts receivable transactions shall be permitted).

“Person” or “person” means an individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interest) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Priority Debt” means, at any time, the sum (without duplication) of (a) all Indebtedness of the Company and its Subsidiaries secured by Liens other than the Liens described in clauses (a) through (i) of Section 10.2 and (b) all Indebtedness of Subsidiaries (including, without limitation, amounts which are the subject of the acknowledgement of the Company provided for in Section 10.1(c)(ii)) excluding (i) Indebtedness of any Subsidiary owing to the Company or a Wholly-Owned Subsidiary and (ii) Indebtedness of any Subsidiary Obligor.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, inchoate or otherwise.

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the introductory paragraph to this Agreement.

“QPAM” is defined in Section 6.2(d).

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Ratable Portion” means, in respect of any holder of any Note and any Disposition, an amount equal to the product of

(a) the net proceeds arising from such Disposition being offered to be applied to the payment of the Notes pursuant to Section 10.3(d)(ii), multiplied by

(b) a fraction, the numerator of which is the outstanding principal amount of such Note, and the denominator of which is the outstanding principal amount of all Notes.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Response Date” is defined in Section 8.7.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the subject matter of the relevant portion of this Agreement.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Significant Subsidiary” means, at any time, each Subsidiary the total assets of which account for at least 1% of Consolidated Total Assets (determined as of the end of the Company’s then most recently ended fiscal quarter).

“Source” is defined in Section 6.2.

“Sterling” or “£” means the lawful currency for the time being of the United Kingdom.

“Subsidiary” means, as to any Person, any corporation or other business entity a majority of the combined voting power of all Voting Stock of which is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Obligor” means a Subsidiary that has guarantied or otherwise become obligated in respect of the Notes in accordance with the terms of Section 10.1(c).

“Surviving Person” is defined in Section 10.4(a).

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Reimbursement Amount” is defined in Section 8.6(c).

“Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Transfer Prepayment Date” is defined in Section 8.8.

“Transfer Prepayment Offer” is defined in Section 8.8.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” means, with respect to any Person, any shares of stock or other equity interests of any class or classes of such Person whose holders are entitled under ordinary circumstances (irrespective of whether at the time stock or other equity interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency) to vote for the election of a majority of the directors, managers, trustees or other governing body of such Person.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

SCHEDULE 5.4

SUBSIDIARIES OF THE COMPANY, OWNERSHIP
OF SUBSIDIARY STOCK, ETC.

SUBSIDIARIES OF AMETEK, INC.

Name of Subsidiary and name
under which it does business
 Advanced Measurement Technology, Inc. ...
AMETEK (Bermuda), Ltd. .......................
AMETEK Canada, LLC ...........................
AMETEK Canada 1 ULC .......................
AMETEK Canada 2 ULC. .........................
AMETEK Canada Limited Partnership .........
AMETEK Lamb Motores de Mexico, S.A. de C.V. ..
AMETEK Motors Holding, Inc. ..................
AMETEK Receivables Corp.	State or other jurisdic tion of incorpor ation or organiza tion Delaware Bermuda Delaware Canada Canada Canada Mexico Delaware Delaware	Perc enta ge of voti ng secu riti es owne d by its imme diat e pare nt* 100% 100% 100% 100% 100% 100% 100% 100% 100%

AMETEK Thermal Systems, Inc.......................................Delaware..................................100%
Chandler Instruments Company, L.L.C................................Texas......................................100%
Grabner Instruments Messtechnik GmbH ...............
Petrolab, L.L.C. ...................................
Controls Holding Corporation ..........................
Patriot Sensors & Controls Corporation .............
Drake Air, Inc. .......................................
EDAX Inc. .............................................
EDAX B.V. ..........................................
Elgar Holdings, Inc. ..................................
AMETEK Programmable Power, Inc. ....................
EMA Corp. .............................................
Amekai (BVI), Ltd. .................................
AMETEK Advanced Industries, Inc. ...................
AMETEK Aerospace & Defense, Inc. ...................
AMETEK Ameron, LLC ..............................
Southern Aero Partners, Inc. ....................
AMETEK Aircraft Parts & Accessories, Inc. ..........
AMETEK CPR RUSSIA, Inc. ............................
AMETEK Do Brasil Ltda. .............................
AMETEK Grundbesitz GmbH ............................
AMETEK Haydon Kerk, Inc. ...........................
Tritex Corporation ..............................
Haydon Motion Europe S.A.R.L. ...............
Haydon Linear Motors (Changzhou) Co., Ltd. ..
Haydon Kerk Motion Solutions, Inc. ..........
Linex (Nanjing) Electromechanics, Ltd. ...
AMETEK HSA, Inc. ...................................
AMETEK International C.V. ..........................
AMETEK Holdings B.V. ............................
AMETEK Denmark A/S ..........................
AMETEK Elektomotory s.r.o. ..................
AMETEK Italia S.r.l. ........................
AMETEK Material Analysis Holdings GmbH ......
AMETEK Holdings SARL
Austria....................................100%
Delaware
Delaware
Delaware
Oklahoma
Delaware
Netherlands
Delaware
Delaware
Delaware
British Virgin Islands
Delaware
Delaware
Delaware
Oklahoma
Delaware
Delaware
Brazil
Germany
Delaware
Delaware
France
China
Massachusetts
China
Delaware
Netherlands
Netherlands
Denmark
Czech Republic
Italy
Germany
France	100% 100% 100% 100% 100% 100% 100% 100% 100% 50% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 19% 100% 99.9% 100% 100% 100% 100% 100% 74%

Name of Subsidiary and name
under which it does business
 Antavia SAS ...........
Financiere CAMECA (SAS) ..........
Micro Analyse Instruments SAS ..
CAMECA SAS ..................
CAMECA Instruments, Inc.
CAMECA Korea Co., Ltd.	State or other jurisdic tion of incorpor ation or organiza tion France France France France New York Korea	Perc enta ge of voti ng secu riti es owne d by its imme diat e pare nt* 100% 100% 100% 100% 100% 100%

CAMECA Taiwan Corp. Ltd. Taiwan 100%

CAMECA UK Limited ..........
CAMECA GmbH ................
SPECTRO Analytical Instruments GmbH ...
SPECTRO Analytical Instruments
(Asia-Pacific) Ltd. ................
SPECTRO Analytical Instruments, Inc.
SPECTRO Analytical
Instruments (Pty). Ltd. ............
SPECTRO Analytical UK Limited ......
AMETEK Singapore Private Ltd. ............
Amekai Singapore Private Ltd. ..........
Amekai Meter (Xiamen) Co., Ltd. ....
AmeKai Taiwan Co., Ltd. ................
AMETEK Commercial Enterprise
Shanghai ..............................
AMETEK Instruments India Private Ltd ..
AMETEK Motors Asia Private Ltd. .......
AMETEK Motors (Shanghai) Co., Ltd.
EMA Holdings UK Limited ..................
AEM Limited ............................
Aeromedic Innovations Limited ......
Aviation Windings Limited ..........
Avionics Mobile Services Limited ...
Airtechnology Holdings Limited .........
Airscrew Limited ...................
Aircontrol Technologies Limited
(Dormant)
England Germany Germany Hong Kong Delaware South Africa England Singapore Singapore China Taiwan China India Singapore China England England England England England England England England	100% 100% 100% 100% 100% 100% 100% 100% 50% 100% 50% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100%

AMETEK Airtechnology Group Ltd. England 100%

Airtechnology Pension Trustees Ltd. . ..... AMETEK Holdings (UK) Ltd. .. Lloyd Instruments Ltd. ... AMETEK SAS ............. Solartron Instruments Ltd. (Dormant) ........... OOO “AMETEK”	England England England France England Russia	100% 100% 100% 63% 100% 99%

AMETEK Precision Instruments (UK) Ltd. England 100%

AMETEK Russia (UK) Ltd. ..............
Land Instruments International Ltd. ..
Muirhead Aerospace Limited ...........
Traxsys Input Products Limited
(Dormant) ..................
Norcroft Dynamics Limited
(Dormant)
England England England England England	100% 100% 100% 100% 100%

Name of Subsidiary and name
under which it does business
 TH Acquisition Company Limited ..
Taylor Hobson Holdings Limited ...........
Taylor Hobson Overseas Limited ........
AMETEK GmbH ........................
AMETEK Nordic AB ................
AMETEK Kabushiki Kaisha ............
AMETEK S.r.l. ......................
Taylor Hobson K Inc. ...............
Taylor Hobson Limited ..............
Solartron Metrology Ltd. ........
Solartron Metrology
2001 Ltd.	State or other jurisdictio n of incorporati on or organizatio n England England England Germany Sweden Japan Italy South Korea England England England	Perc enta ge of voti ng secu riti es owne d by its imme diat e pare nt* 100% 100% 100% 62% 100% 100% 100% 100% 100% 100% 100%

Taylor Hobson, Inc. Delaware 100%

Taylor Hobson
Trustees Limited ............
AMETEK Land, Inc. ................................
AMETEK Motors Hong Kong Ltd. .....................
AMETEK Precitech, Inc. ...........................
AMETEK TSE, Inc. .................................
TSE Acquisition Corporation ...................
Technical Services for Electronics, Inc. ..
AMETEK VIS-K, Inc. ...............................
MCG Acquisition Corporation ......................
HCC Industries, Inc. ................................
AMETEK Ceramics, Inc. ............................
Glasseal Products, Inc. ..........................
Sealtron Acquisition Corp. ....................
Sealtron, Inc. ............................
HCC Aegis, Inc. ..................................
HCC Industries International .....................
HCC Machining Co., Inc. ..........................
Hermetic Seal Corporation ........................
Norfolk Avon Realty Trust (Dormant) ...........
HP Acquisition Corp..................... ..........................
Hamilton Precision Metals, Inc........... ..............
Hamilton Precision Metals of Delaware, Inc. ......
KBA Holding, Inc. ...................................
KBA Enterprises, Inc. ............................
Reading Alloys, Inc. ..........................
RAI Enterprises, Inc.

England
Delaware
Hong Kong
Delaware
Delaware
Delaware
Minnesota
Delaware
Minnesota
Delaware
Delaware
New Jersey
Delaware
Delaware
Delaware
California
Delaware
Delaware
Massachusetts
Delaware
Delaware
Delaware
Delaware
Delaware
Pennsylvania
Delaware	100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100%

NCC Holdings, Inc. Delaware 100%

AMETEK National Controls Corporation ..........
NewAge Testing Instruments, Inc. .................
Rotron Incorporated ..............................
AMETEK Technical & Industrial Products, Inc. ..
Wuxi MCG Trading Company ...................
SCPH Holdings, Inc. ..............................
AMETEK SCP, Inc. ..............................
AMETEK SCP (Barrow) Limited ................
Seiko EG&G Co. Ltd. ..............................
Solidstate Controls, LLC .........................
HDR Power Systems, LLC
Delaware Pennsylvania New York Minnesota China Delaware Rhode Island England Japan Delaware Delaware	100% 100% 100% 51.9% 100% 100% 100% 100% 49% 100% 100%

Name of Subsidiary and name	State or	Perce
under which it does business	other	ntage
	jurisdictio	of
	n of	votin
	incorporati	g
	on or	secur
	organizatio	ities
n
owned
by
its
immed
iate
paren
t*
Solidstate Controls, Inc. de Argentina S.R.L. ..
Solidstate Controls Mexico, S.A. de C.V. ............
Vision Research, Inc. ..................................
Vision Research Europe B.V. .........................
Vision Research Limited .............................
Vision Research srl
	Argentina Mexico Delaware Netherlands England Romania	90% 99.9% 100% 100% 100% 100%

* Exclusive of directors’ qualifying shares and shares held by nominees as required by the laws of the jurisdiction of incorporation.

AFFILIATES OF AMETEK, INC. (OTHER THAN SUBSIDIARIES)

None

AMETEK, INC.
DIRECTORS/EXECUTIVE OFFICERS

Directors:

Anthony J. Conti

Sheldon S. Gordon

Charles D. Klein

Steven W. Kohlhagen

James R. Malone

David P. Steinmann

Elizabeth R. Varet

Dennis K. Williams

Frank S. Hermance

Officers:

President – Electronic Instruments — John Wesley Hardin President – Electronic Instruments — David A. Zapico

President – Electromechanical Group
Executive Vice President and CFO
Senior Vice President -
Corporate Development
Senior Vice President &
General Counsel
Senior Vice President — Human Resources
Senior Vice President — Aerospace & Defense
Senior Vice President & Comptroller
Vice President
Vice President
Vice President
Vice President
Vice President
Vice President
Vice President
Vice President
Vice President
Vice President
Vice President
Vice President
Vice President
Vice President
Vice President
Vice President
Vice President
Vice President
Vice President
Vice President
Vice President
Vice President
Vice President — Investor Relations & Treasurer
Vice President — Strategic Procurement
Vice President — Corporate Compliance &
Auditing
Vice President — Taxation
Vice President — Shared Services
Vice President & Chief Information Officer
Corporate Secretary
Assistant Treasurer
Assistant Secretary
Assistant Secretary
Assistant Secretary
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	Timothy N. Jones
John J. Molinelli

William D. Eginton

Robert S. Feit
Gregory J. Kelble
Richard A. Madamba
Robert R. Mandos
Tiziano Barni
Preben Caroe
Tony J. Ciampitti
Matthew J. Cole
Timothy F. Croal
Peter C. de Jong
Neil J. Desmond
Alan H. Devenish
Matthew C. French
Allan Imrie
Lim Meng Kee
Charles E. Lohwasser
Thomas C. Marecic
H. Ian McGavisk
Patrick J. McGeehan
Gregory Myers
Ronald J. Oscher
Denise M. Schier
Roger A. Smith
James E. Visnic
Bruce P. Wilson
Gregory P. Young
William J. Burke
Donald W. Carlson

Thomas A. Deeney
David A. Frank
Elaine M. Gorman
William P. Lawson
Kathryn E. Sena
Mark S. Pave
Patrick J. Farris
Henry J. Policare
John P. Roszkowski

SCHEDULE 5.5

FINANCIAL STATEMENTS

The consolidated financial statements of AMETEK, Inc. and its subsidiaries included in:

•	AMETEK, Inc Form 10-K for the year end December 31, 2009

•	AMETEK, Inc Form 10-Q for the Periods ended March 31, 2010 and June 30, 2010

SCHEDULE 5.15

EXISTING INDEBTEDNESS; FUTURE LIENS, ETC.

		Aggregate Principal
		Amount as of
	Obligor	June 30, 2010	(1)	Description	Guarantor

1.	AMETEK, Inc.	$90,000,000		6.59% Senior Notes due September 2015
2.	AMETEK, Inc.	35,000,000		6.69% Senior Notes due December 2015
3.	AMETEK, Inc.	270,000,000		6.2% Senior Notes due December 2017
4.	AMETEK, Inc.	80,000,000		6.35% Senior Notes due July 2018
5.	AMETEK, Inc.	160,000,000		7.08% Senior Notes due September 2018
6.	AMETEK, Inc.	65,000,000		7.18% Senior Notes due December 2018
4.	AMETEK, Inc.	100,000,000		6.3% Senior Notes due December 2019
5.	AMETEK, Inc.	74,694,000		5.96% 50 million British pound Senior Note
6.	AMETEK, Inc.	59,755,000		5.99% 40 million British pound Senior Note
7.	AMETEK, Inc.	130,000,000		Revolving credit loans (2)
8.	AMETEK, Inc.	61,147,000		3.94% 50 million Euro Senior Note
9.	Cameca SAS	14,600,000		Capital Lease
	AMETEK Motors (Shanghai) Co.	10.	Ltd.	590,000		Short-Term	AMETEK, Inc.
11.	AMETEK (Italia) S.r.l.	1,625,000		Term Loan
12.	AMETEK India	1,676,000		Term Loan
	Total	$1,144,087,000
(1)	Foreign indebtedness includes foreign exchange adjustments.
(2)	The Revolving Credit loan balance is pro forma. On July 1, 2010, the Company made a $130 million LIBOR-based borrowing to partially
	fund the acquisition of Haydon Kerk on July 1, 2010.

SCHEDULE 5.18

ENVIRONMENTAL MATTERS

2009 10-K Excerpt

Environmental Matters

Certain historic processes in the manufacture of products have resulted in environmentally hazardous waste by-products as defined by federal and state laws and regulations. While these waste products were handled in compliance with regulations existing at that time, at December 31, 2009, the Company is named a Potentially Responsible Party (“PRP”) at 16 non-AMETEK-owned former waste disposal or treatment sites (the “non-owned” sites). The Company is identified as a “de minimis” party in 14 of these sites based on the low volume of waste attributed to the Company relative to the amounts attributed to other named PRPs. In ten of these sites, the Company has reached a tentative agreement on the cost of the de minimis settlement to satisfy its obligation and is awaiting executed agreements. The tentatively agreed-to settlement amounts are fully reserved. In the other four sites, the Company is continuing to investigate the accuracy of the alleged volume attributed to the Company as estimated by the parties primarily responsible for remedial activity at the sites to establish an appropriate settlement amount. In the two remaining sites where the Company is a non-de minimis PRP, the Company is participating in the investigation and/or related required remediation as part of a PRP Group and reserves have been established sufficient to satisfy the Company’s expected obligation. The Company historically has resolved these issues within established reserve levels and reasonably expects this result will continue. In addition to these non-owned sites, the Company has an ongoing practice of providing reserves for probable remediation activities at certain of its current or previously owned manufacturing locations (the “owned” sites). For claims and proceedings against the Company with respect to other environmental matters, reserves are established once the Company has determined that a loss is probable and estimable. This estimate is refined as the Company moves through the various stages of investigation, risk assessment, feasibility study and corrective action processes. In certain instances, the Company has developed a range of estimates for such costs and has recorded a liability based on the low end of the range. It is reasonably possible that the actual cost of remediation of the individual sites could vary from the current estimates and the amounts accrued in the consolidated financial statements; however, the amounts of such variances are not expected to result in a material change to the consolidated financial statements. In estimating the Company’s liability for remediation, the Company also considers the likely proportionate share of the anticipated remediation expense and the ability of the other PRPs to fulfill their obligations.

Total environmental reserves at December 31, 2009 and 2008 were $27.0 million and $28.4 million, respectively, for non-owned and owned sites. In 2009, the Company received $1.3 million of additional reserves from a third party for existing sites. Additionally, the Company spent $2.7 million on environmental matters in 2009. The Company’s reserves for environmental liabilities at December 31, 2009 and 2008 include reserves of $19.2 million and $17.9 million, respectively, for an owned site acquired in connection with the fiscal 2005 acquisition of HCC Industries (“HCC”). The Company is the designated performing party for the performance of remedial activities for one of several operating units making up a large Superfund site in the San Gabriel Valley of California. The Company has obtained indemnifications and other financial assurances from the former owners of HCC related to the costs of the required remedial activities. At December 31, 2009, the Company had $13.9 million in receivables related to HCC for probable recoveries from third-party escrow funds and other committed third-party funds to support the required remediation. Also, the Company is indemnified by HCC’s former owners for approximately $19.0 million of additional costs.

The Company has agreements with other former owners of certain of its acquired businesses, as well as new owners of previously owned businesses. Under certain of the agreements, the former or new owners retained, or assumed and agreed to indemnify the Company against, certain environmental and other liabilities under certain circumstances. The Company and some of these other parties also carry insurance coverage for some environmental matters. To date, these parties have met their obligations in all material respects; however, one of these companies filed for bankruptcy liquidation in 2007, as discussed further in the following paragraph.

In August 2009, the Company agreed to a Stipulation and Settlement Agreement with the San Diego Regional Water Quality Control Board regarding the 2008 Notice of Administrative Civil Liability related to a former subsidiary which became a separate company in 1988 and filed for bankruptcy liquidation in 2007, whereby the Company paid and deferred minor penalties, which were covered by previously established reserves.

The Company believes it has established reserves which are sufficient to perform all known responsibilities under existing claims and consent orders. The Company has no reason to believe that other third parties would fail to perform their obligations in the future. In the opinion of management, based upon presently available information and past experience related to such matters, an adequate provision for probable costs has been made and the ultimate cost resulting from these actions is not expected to materially affect the consolidated results of operations, financial position or cash flows of the Company.

SCHEDULE 8.6

INITIAL SWAP AGREEMENTS

[See Attached]

EXHIBIT 1

[Form of Series H Note]
AMETEK, INC.
4.68% Series H Senior Note Due September 17, 2020

No. RH-[ ] £[ ]	[Date] PPN: 031100 D@6

For Value Received, the undersigned, AMETEK, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [      ], or registered assigns, the principal sum of [      ] Pounds Sterling (£[      ]) (or so much thereof as shall not have been prepaid) on September 17, 2020, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 4.68% per annum from the date hereof, payable semiannually, on the 17th day of September and March in each year, commencing with the September 17th or March 17th next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount and Swap Reimbursement Amount (as each of such terms are defined in the Note Purchase Agreement referred to below), at a rate per annum from time to time equal to the Default Rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount and Swap Reimbursement Amount with respect to this Note are to be made in Pounds Sterling at the principal office of JPMorgan Chase Bank, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of 4.68% Series H Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of September 17, 2010 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount and Swap Reimbursement Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

AMETEK, INC.

By:
Name:
Title: